Exhibit 99.196

CINERGY PROPOSAL FOR DEREGULATION ANALYSIS Dr. George Backus Policy Assessment Corporation

Overall Design 50 State Plus Canadian Provinces Retail Market Study Report CIGMOD Gaming Capability HYPERSENS Capability Electric and Gas Utilities/Markets Use Model for in-House Gaming/Analysis

Macroeconomy Design Dynamics of Local (State or Sub-State) Economies Due to Deregulation and Retail Wheeling Activity Individual Dynamics for Residential and 49 Industry/Business/Government Sectors Impacts of Prices, Marketing and Utility Investment on Local Economy Market Size Dynamics Market Segment Analysis Data for All 50 States Goes to Participants

Demand Design Residential, Commercial, 2-Digit SIC Markets at State Level Inter-Fuel Competition Loads From End-Use Demands by Season Buy From Retailco That May Be Part of Generator Utility Marketing Outside of Region

Transmission Design Major Intra/Inter-Regional Transmission Constraints Transmission Pricing From Cost Recovery, and Constrained-on and Constrained-off Plant. Gas Transmission Constraints for Generation. Poolco with ISO and Spot or Direct Access Scenarios

Utility Design 2-5 Utility Companies/Aggregates Per Region Gaming Impacts Financial, Capacity, Dispatch, Rates M&A, Take-Over And Bankruptcy Dynamics Are Shut Off for Study but Fully Available Gas and Electric Utility Dynamics/Hedging Spot, Contract, Direct Access Markets Generation Bid and Availability Gaming Includes Municipal, Co-Ops, PMA Players

Invited Participants Cinergy + Bonneville Power Administration + PacifiCorp + Canadian Energy Research Institute (TransAlta) + Ohio Edison + Houston Light and Power = Western Resources = Public Service Company of Colorado = BC Hydro = EPA (Model Only Without Study!) + Alternative Second Tier Utilities

Benefits Detailed North American demand, utility and economic databases. Market analysis of retail wheeling impacts Competitive information on M&A options In-house gaming/analysis capability Financial as well as generation and transmission dynamics/gaming